Exhibit 11

This Note has not been registered under the Securities Act of 1933 (the “Act”), or the securities laws of any state and may not be sold or otherwise transferred in the absence of effective registration statements under such Act and laws or an opinion of counsel reasonably acceptable to Borrower that such registration is not required.

CONVERTIBLE PROMISSORY NOTE

$[•]

April 27, 2012

FOR VALUE RECEIVED, SGS HOLDINGS LLC, a Delaware limited liability company (together with its successors and assigns, “Borrower”), promises to pay to the order of [Name of Lender] or its assigns (“Lender”), the principal sum of $[•], plus interest on the outstanding principal of this Note, in accordance with Section 2 of this Note, upon maturity.

This is one of a series of Borrower’s notes (collectively, the “Notes”), all of like tenor, except as to the name of the holder thereof and the principal amount and maturity date thereof and other non-material details.

1.                                      Maturity.  Borrower shall repay the unpaid principal of this Note in full, together with all accrued and unpaid interest thereon (the “Outstanding Balance”) on April 29, 2013 (the “Maturity Date”).

2.                                      Interest.  Interest shall accrue on the unpaid principal balance of this Note, commencing on the date hereof and continuing until repayment of this Note, in full, at the rate of 10% per annum, compounded annually, calculated on the basis of a 360-day year and actual days elapsed.

3.                                      Prepayment.  Borrower may prepay all (but not less than all) of the unpaid principal balance of the Notes, together with all accrued interest thereon and all other sums payable thereunder.

4.                                      Payments.  All payments under this Note shall be made in lawful money of the United States by wire transfer of immediately available funds to an account designated by Lender or, if no account has been designated, by certified check delivered to Lender at such place as Lender shall designate to Borrower in writing.  All payments on the Notes shall be made pro rata, based upon the principal amount thereof outstanding on the date of payment, and shall be applied first against costs of collection (if any), then against accrued and unpaid interest, then against principal.

5.                                      Conversion.

(a)                                 Conversion.  To the extent the Outstanding Balance is not repaid in full by Borrower on or prior to the Maturity Date, the Lender may elect at any time after the Maturity Date, upon delivery of written notice (the “Conversion Notice”) to the Borrower at least two days prior to the date specified therein for conversion (the “Conversion Date”), to convert this Note into a number of units of membership interests of Borrower (each, a “Unit”) determined by dividing (i) the outstanding principal amount hereof that has not been repaid, together with all accrued and unpaid interest thereon, as of the Conversion Date, by (ii) a conversion price equal to $3.25 per Unit, subject to adjustment as provided below (the “Conversion Price”). As promptly as reasonably practicable, the Borrower shall provide a copy of the Conversion Notice to each other holder of the Notes.  On the Conversion Date, each other outstanding Note shall be automatically converted into a number of Units determined by dividing (i) the outstanding principal amount thereof that has not been repaid, together with all accrued and unpaid interest thereon, as of the Conversion Date, by (ii) a conversion price equal to $3.25 per Unit, subject to adjustment as provided therein.  If any other holder of Notes delivers a conversion notice pursuant to the terms of such Note, this Note shall be automatically converted into Units in the manner specified in the first sentence of this Section 5(a) and Section 5(h) on the date specified therein for conversion (the “Notice Conversion Date”).

(b)                                 Adjustments to Conversion Price.  Upon the occurrence of any dividend of additional Units, split in the number of Units, reverse split in the number of Units, recapitalization, reclassification, merger, combination, consolidation or other similar transaction, the Conversion Price in effect immediately prior to such event shall be adjusted (and Borrower shall take all other actions necessary), so that Lender, upon any conversion of this Note, shall be entitled to receive the number of Units and other property, including cash or securities, that Lender would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Note been converted immediately prior to such event (or if such event has a record date, then immediately prior to the record date applicable to such event).  In addition, if Borrower issues any Units for no consideration or for a consideration per Unit less than the Conversion Price then in effect immediately prior to the issuance of such Units, then the Conversion Price shall be reduced concurrently with that issue to a price equal to the aggregate consideration paid per Unit for that issuance of Units.

(c)                                  Consolidation, Merger, Sale, Lease or Conveyance.  In case of any consolidation with or merger of Borrower with or into a corporation, or in case of any sale, lease or conveyance to a corporation of the assets of Borrower as an entirety or substantially as an entirety, this Note shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Units issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of this Note would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Lender shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of this Note.

(d)                                 Reservation of Securities.  Borrower shall reserve, for the life of this Note, such securities as the Lender is entitled to receive upon conversion of the Notes.  Prior to the issuance of any equity securities (or any instrument exercisable for or converted into equity securities) and whenever otherwise required, Borrower shall take all action as is necessary to ensure that there is a sufficient quantity of such equity securities into which the Notes can be converted.

(e)                                  Costs.  Borrower shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of Units upon conversion of all or any portion of this Note.

(f)                                   Approvals.  If any Units to be issued upon conversion of all or any portion of this Note require registration with or approval of any governmental authority under any law before such Units may be validly issued or delivered upon conversion, Borrower will use its best efforts to secure such registration or approval, as the case may be.

(g)                                  Valid Issuance.  Borrower shall take all action necessary to cause all Units issued upon conversion of all or any portion of this Note to be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(h)                                 Mechanics of Conversion.  Upon the occurrence of the event specified in Section 5(a) above or the delivery of a conversion notice by any other holder of the Notes, the Note shall automatically be converted, without any further action by Borrower or Lender and whether or not this Note is surrendered to Borrower.  Conversion shall be deemed to have been effected on the Conversion Date or the Notice Conversion Date, as applicable, and Lender shall be deemed to have become a holder of record of the Units issuable upon such conversion as of the Conversion Date or the Notice Conversion Date, as applicable.  As promptly as practicable thereafter (and after surrender of this Note to Borrower), Borrower, at its expense, shall amend the Schedule of Members attached to the Limited Liability Company Agreement of Borrower to reflect the issuance of Units issuable upon such conversion as of the Conversion Date or the Notice Conversion Date, as applicable, and deliver a copy of such amended schedule to Lender or, upon a conversion occurring after the occurrence of an event specified in Section 5(c) above, Borrower shall issue and deliver to, or upon the written order of, Lender a certificate or certificates for the number of full shares of stock or other securities or property (including cash) to which Lender is entitled in accordance with Section 5(c) above.

6.                                      Withholding.  Notwithstanding any other provision hereof, (a) Borrower may withhold from any payment made hereunder any amount required to be paid to any tax authority in connection with such payment and (b) in the event Borrower has a withholding obligation with respect to a payment made other than in cash (a “Noncash Payment”), Lender shall, upon demand by Borrower, remit to Borrower an amount equal to such withholding obligation, which Borrower shall thereafter remit to the applicable tax authority, and such Noncash Payment shall be subject to such remittance.

7.                                      Default.  For purposes of this Note, the term “default” shall include any of the following:

(a)                                 The failure by Borrower to pay any amounts due under any of the Notes or the Agreement on the stated due date;

(b)                                 A material breach by Borrower of any other term or provision any of the Notes which breach continues for 30 days;

(c)                                  The acceleration of any indebtedness of Borrower or any of its subsidiaries for borrowed money as a result of a default or breach of or under any agreement for such borrowed money;

(d)                                 Borrower or any of its material subsidiaries shall (i) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iii) have had any such petition or application filed or any such proceeding commenced against it that is not dismissed within 90 days, (iv) indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or (v) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 90 days or more;

(e)                                  Borrower or any of its material subsidiaries shall adopt a plan of merger, consolidation, liquidation or dissolution, or the charter thereof shall expire or be revoked; or

(f)                                   The entry against Borrower or any of its subsidiaries of a judgment or decree in excess of $500,000 which has become nonappealable and has remained undischarged, unsatisfied by insurance and unstayed for more than 20 days, whether or not consecutive.

Upon any default, Lender may, at its option, accelerate repayment of this Note, in which case the entire principal amount outstanding under this Note, all interest accrued thereon, and all other amounts owing hereunder shall be due and payable immediately.  If there shall occur a default described in subparagraph (d), the entire principal amount outstanding under this Note, and interest accrued thereon, and all other amounts owing hereunder shall be immediately due and payable without any action by Lender.

Lender shall have a full right of offset for any amounts due upon such a default against any amounts payable by Lender to Borrower.

8.                                      Miscellaneous.

(a)                                 Borrower hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

(b)                                 Lender shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender and then only to the extent specifically set forth in such writing.  A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.  No delay or omission of Lender to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

(c)                                  Time is of the essence hereof.  Upon any default hereunder, Lender may exercise all rights and remedies provided for herein and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

(d)                                 The remedies of Lender as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Lender’s sole discretion and may be exercised as often as occasion therefor shall occur.

(e)                                  If any provisions of this Note would require Borrower to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, Borrower shall instead pay interest under this Note at the highest rate permitted by applicable law.

(f)                                   Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally or by email or facsimile or (b) on the date delivered by a private courier as established by the sender by evidence obtained from such courier.  Such communications, to be valid, must be addressed as follows:

If to Borrower to:

SGS Holdings LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA  90067
Attn:  Nathan Walton, President
Facsimile:  (310) 201-4170
email:  walton@aresmgmt.com

With a required copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square
New York, NY  10036
Attn:  Ori Solomon, Esq.
Facsimile:  (212) 969-2900
email:  osolomon@proskauer.com

If to Lender, to:

[Address of Lender]

or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

(g)                                  This Note shall be governed by and construed in accordance with and the internal laws of the State of New York applicable to contracts wholly made and performed in such state.  Borrower irrevocably submit, in any legal action or proceeding relating to this Note, to the jurisdiction of the courts of the United States located in the State of New York or in any New York state court located in New York county and consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

(h)                                 Borrower shall pay all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in the collection or enforcement hereof.

(i)                                     This Note shall be binding upon Borrower and its successors and assigns.

(j)                                    If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in favor of Lender in order to effect the provisions of this Note.

(k)                                 The titles and subtitles of the Sections of this Note are used for convenience only and shall not be considered in construing or interpreting this agreement.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.

SGS HOLDINGS LLC

By:
Name: Nathan Walton
Title: President